Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

IDEAYA Biosciences, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	IDEAYA Biosciences, Inc.
	Debt	Debt securities	Rule 456(b) and Rule 457(r)	(1)(2)	(1)(2)	(1)(2)	(3)	$ (3)
	Equity	Common Stock (4)	Rule 456(b) and Rule 457(r)	(1)(2)	(1)(2)	(1)(2)	(3)	$ (3)
	Equity	Preferred Stock (4)	Rule 456(b) and Rule 457(r)	(1)(2)	(1)(2)	(1)(2)	(3)	$ (3)
	Other	Units (1)	Rule 456(b) and Rule 457(r)	(1)(2)	(1)(2)	(1)(2)	(3)	$ (3)
	Other	Warrants (1)	Rule 456(b) and Rule 457(r)	(1)(2)	(1)(2)	(1)(2)	(3)	$ (3)

Fees Previously Paid	N/A	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	N/A	—	—	—		—			—	—	—	—

	Total Offering Amounts					—		—

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							—

(1)	Omitted pursuant to Form S-3 General Instruction II.E.
(2)

Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are represented by depositary shares. An unspecified number of the securities of each identified class of securities is being registered for possible issuance from time to time at indeterminate prices.

(3)	Deferred in reliance upon Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.
(4)	Includes rights to acquire common stock or preferred stock of the Company under any shareholder rights plan then in effect, if applicable under the terms of any such plan.